                                                                    Exhibit 11.1

                          WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)


                                                        For the Three Months
                                                          Ended March 31,
                                                          ---------------
                                                         2002           2001
                                                         ----           ----
Net income                                            $  368,652    $1,223,875
                                                      ==========    ==========

BASIC EARNINGS:

Weighted average number of common shares
Outstanding                                           17,167,437    18,311,628
                                                      ==========    ==========

Basic earnings per common share:                          $ 0.02        $ 0.07

DILUTED EARNINGS:

Weighted average number of common shares
Outstanding                                           17,167,437    18,311,628
Stock options                                            671,721       241,925
                                                     -----------   -----------

Weighted average number of common shares
outstanding, as adjusted                              17,839,158    18,553,553
                                                      ==========    ==========

Diluted earnings per common share:                        $ 0.02        $ 0.07




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